EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

First Citizens Community Bank of Mansfield, Pennsylvania is the Company's sole subsidiary.

First Citizens Insurance Agency, Inc.  of Mansfield, Pennsylvania is the Bank's sole subsidiary.